Exhibit 99.1
BOB EVANS FARMS ANNOUNCES SECOND-QUARTER FINANCIAL AND SAME-STORE SALES RESULTS; REDUCES OUTLOOK FOR FISCAL 2009
Company increases quarterly dividend rate 14.3 percent to 16 cents per share
COLUMBUS, Ohio – Nov. 11, 2008 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the 2009 second fiscal quarter ended Friday, Oct. 24, 2008. To view additional financial information, see the Company’s Current Report on Form 8-K filed in conjunction with this release or go to the Company’s Web site at www.bobevans.com/ir.
Highlights
Consolidated operating income was $20.3 million in the second quarter of fiscal 2009, down 21.9 percent compared to $26.0 million in the second quarter of fiscal 2008. Net income was $11.3 million, or $0.37 per diluted share, for the second quarter of fiscal 2009. This compares with net income of $15.5 million, or $0.45 per diluted share, in the second quarter of fiscal 2008, a 26.8 percent net income decrease and a 17.8 percent earnings per share decrease. See “second-quarter consolidated results” below for more information about the Company’s financial performance in the quarter.
Due to the weaker-than-anticipated second-quarter results and current trends in an extremely challenging economic environment, the Company revised its estimate for fiscal 2009 diluted earnings per share to $1.75 to $1.85 per share. For a summary of the assumptions included in this revised estimate, see “fiscal year 2009 outlook” below.
The Company’s board of directors has approved a 14.3 percent increase in the quarterly cash dividend on the Company’s outstanding common stock ($0.01 par value), from 14 cents ($0.14) per share to 16 cents ($0.16) per share. The increased dividend is payable on Dec. 15 to stockholders of record at the close of business on Dec. 4.
“We are certainly disappointed with our second-quarter results in both segments of our business,” Chairman of the Board and Chief Executive Officer Steve Davis said. “While our net sales were up, our operating income was down due in part to a rapid increase in average sow costs, which tripled in a 35-day period early in the quarter, from $19 to $59 per hundredweight, resulting in higher cost of sales and higher promotional expense in the food products segment. Weaker-than-expected same-store sales in the restaurant segment also negatively impacted operating income.” See the restaurant and food products segment summaries below for more information.
“Our revised estimate reflects our expectation for continued higher average sow costs relative to our initial guidance, as well as same-store sales pressure due to a challenging economic environment,” Davis said. “Despite the challenges we are facing, our confidence in the overall financial position of our Company, including the strength of our balance sheet and expectations for future cash flows, enables us to increase our dividend as part of our commitment to increasing stockholder value.”

Second-quarter consolidated results
A summary of the Company’s second-quarter fiscal 2009 results is below. The Company has determined that restaurant closings and expenses incurred in September due to power outages resulting from Hurricane Ike and its remnants did not have a material impact on its second-quarter performance.
•	Net sales – Net sales were $435.5 million for the second quarter of fiscal 2009, a 2.2 percent increase compared to $426.3 million in the second quarter of fiscal 2008. This improvement is the result of new restaurant openings at Mimi’s Café and strong sales in the Company’s food products segment, which more than offset same-store sales declines at Bob Evans Restaurants and Mimi’s Café.

•	Cost of sales – Cost of sales was $137.2 million, or 31.5 percent of net sales, in the second quarter of fiscal 2009, compared to $128.0 million, or 30.0 percent of net sales in the second quarter of fiscal 2008. The increase is the result of a 27 percent year-over-year increase in sow costs, which averaged $51.00 per hundredweight compared to $40.00 in the second quarter a year ago, partially offset by lower cost of sales in the restaurant segment.

•	Operating wages – Operating wages were $150.4 million, or 34.5 percent of net sales, in the second quarter of fiscal 2009, compared to $149.5 million, or 35.1 percent of net sales, in the second quarter of fiscal 2008. This improvement as a percentage of net sales is primarily the result of effective restaurant-segment labor management that more than offset negative leverage due to same-store sales declines at Bob Evans Restaurants and Mimi’s Café, as well as the positive leverage provided by strong food products segment sales.

•	Other operating expenses – Other operating expenses were $71.2 million in the second quarter of fiscal 2009, compared to $70.0 million in the second quarter of fiscal 2008, down 6 basis points as a percentage of net sales. The improvement is due mostly to the positive leverage provided by strong food products segment sales. Higher restaurant-segment utilities costs were partially offset by a $1.2 million year-over-year reduction in restaurant marketing expense that resulted from a shift this year to a heavier media spend in the first fiscal quarter.

•	SG&A – Selling, general and administrative expenses were $36.0 million, or 8.3 percent of net sales in the second quarter of fiscal 2009, compared to $33.9 million, or 8.0 percent of net sales, in the second quarter of fiscal 2008. The second-quarter 2009 results include:
•	Net pretax gains of $0.7 million on the sale of real estate assets, compared to net pretax gains of $1.0 million in the second quarter of fiscal 2008.

•	Pretax expense for performance-based incentive compensation of $1.0 million, compared to $0.7 million in the second quarter of fiscal 2008.

•	A year-over-year increase in marketing expense of $1.2 million in the food products segment.
•	Operating income – The Company’s consolidated operating income was $20.3 million in the second quarter of fiscal 2009, down 21.9 percent compared to $26.0 million in the second quarter of fiscal 2008.
•	Net interest expense – The Company’s net interest expense was $3.4 million in the second quarter of fiscal 2009, compared to $2.7 million in the second quarter of fiscal 2008. The increase resulted from a year-over-year increase in debt incurred to fund the Company’s share repurchase program.
•	Income taxes – The Company’s effective tax rate was 32.7 percent in the second quarter of fiscal 2009 compared to 33.6 percent in the second quarter of fiscal 2008.
•	Diluted weighted-average shares outstanding – The Company’s diluted weighted-average share count was 30.9 million in the second quarter of fiscal 2009, compared to 34.4 million in the second quarter of fiscal 2008. The Company repurchased 104,000 shares in the second quarter this year.
Restaurant segment summary
The restaurant segment’s total sales for the quarter increased 0.3 percent from a year ago. Same-store sales at Bob Evans Restaurants were down 0.5 percent for the second quarter, with average menu prices up 2.9 percent. At Mimi’s Café, same-store sales decreased 8.3 percent for the second quarter, with average menu prices up 2.7 percent. See the table below for month-by-month second-quarter same-store sales results.
The restaurant segment’s operating income decreased approximately 2.3 percent, or 15 basis points as a percentage of sales, compared to the second quarter of fiscal 2008. “While our overall second-quarter restaurant segment performance was disappointing, we believe our labor and cost of sales productivity initiatives have offset much of the top-line weakness,” Davis said. “For example, in the second quarter of fiscal 2009 we reduced year-over-year labor more than 480,000 hours in our comparable store base, including more than 220,000 hours at Bob Evans Restaurants and more than 260,000 hours at Mimi’s Cafe. We have managed to do this while maintaining our customer satisfaction ratings and decreasing the year-over-year number of customer complaints that we received in the second quarter.”
In the second quarter, the Company opened four new Mimi’s Cafés and rebuilt three existing Bob Evans Restaurants. For the year to date, the Company has opened seven new Mimi’s Cafes and rebuilt four existing Bob Evans Restaurants. For the full year, the Company now expects to open a total of 12 new Mimi’s Cafés and one new Bob Evans Restaurant. The Company does not plan to rebuild any additional Bob Evans Restaurants in fiscal 2009.

Challenging economic conditions, continued same-store sales declines, sub-prime mortgage issues, lower home values, and rising restaurant development costs in regions of the country such as California, Florida, Arizona and Nevada, which account for the majority of Mimi’s Café sales, could adversely affect the Company’s future development plans for Mimi’s Café.

SAME-STORE SALES	SSS Restaurants	Aug.	Sept.	Oct.	2Q FY 2009
Bob Evans	546	-0.6%	0.1%	-0.9%	-0.5%
Mimi’s Café	102	-7.2%	-8.2%	-9.3%	-8.3%
COMBINED	648	-2.3%	-2.0%	-3.0%	-2.5%
Food products segment summary
Second-quarter fiscal 2009 food products net sales were up 11.6 percent compared to the second quarter of fiscal 2008. Pounds sold from comparable products were up 11 percent in the quarter. Operating income for the food products segment was $0.9 million, an 85.1 percent decrease compared to $6.1 million a year ago. Most of the operating income decline relates to a 27 percent year-over-year increase in sow costs, which averaged $51.00 per hundredweight compared to $40.00 in the second quarter a year ago, and tripled in a 35-day period early in the second quarter, from $19 to $59. This rapid increase resulted in a $4.4 million, or 39.3 percent, year-over-year increase in second-quarter promotional expense, as the Company honored commitments to promotional price discounts that it made during the first quarter while sow costs were substantially lower.
The Company is in the process of converting from a direct-store-delivery distribution (DSD) system to a warehouse system in response to retailer needs in certain key markets. As of the end of the second quarter, the Company had converted approximately 70 percent of its distribution system to the warehouse system and plans to move increasingly toward this distribution model. The conversion to a warehouse model in the food products segment will result in higher severance and slotting fees, but should result in a lower cost structure in the long term.
“While we are disappointed with the decrease in our profit margins this quarter, the food products segment continues to post impressive sales results, as we have now produced 27 consecutive quarters of increased comparable pounds sold,” Davis said.
Fiscal year 2009 outlook
The Company lowered its estimate for reported fiscal 2009 diluted earnings per share to $1.75 to $1.85. This outlook relies on a number of important assumptions, including same-store sales estimates and any of the risk factors discussed in the Company’s securities filings.

Among the assumptions contemplated by this estimate are the following:
•	Net sales – Overall net sales growth of 0.5 to 1.0 percent for the second half of the 2009 fiscal year and 1.5 percent to 2.0 percent for the full year. This includes:
o	Bob Evans Restaurants – Same-store sales in the negative 1.5 to 2.5 percent range in the second half of fiscal 2009. The Company expects to develop one new Bob Evans restaurant in the second half of the year for a total of one new and four rebuilt restaurants for the full 2009 fiscal year.

o	Mimi’s Café – Same-store sales in the negative 5.0 to 7.0 percent range in the second half of fiscal 2009. The Company expects to open five new Mimi’s Cafes in the second half of the year for a total of 12 new restaurants for the full 2009 fiscal year.

o	Food products – Overall sales growth of 8 to 10 percent for the second half fiscal year, with strong growth in comparable pounds sold as well as expanded retail distribution.
•	Cost of sales – Average sow costs of approximately $45 to $50 per hundredweight in the second half of the fiscal year.
•	Operating wages – Continued pressure from minimum wage increases, partially offset by proactive labor efficiency efforts in the restaurant segment.
•	Depreciation and amortization – Approximately $81 million for the full 2009 fiscal year, compared to $77.1 million in fiscal 2008.
•	Operating margins -
o	Restaurant segment – Operating margins of approximately 5.0 to 5.5 percent for the second half of fiscal 2009 and approximately 5.0 percent for the full year.

o	Food products segment – Operating margins of approximately 8 to 10 percent for the second half of fiscal 2009 and approximately 7.0 percent for the full year.
•	Net interest expense of $14 to $15 million for the full 2009 fiscal year.
•	An effective tax rate of approximately 33.0 percent in the second half of fiscal 2009 and for the full year compared to 32.6 percent for the full 2008 fiscal year.
•	A diluted weighted average share count of approximately 30.5 million to 31.0 million for the full 2009 fiscal year, compared to 33.3 million in fiscal 2008. The Company expects to repurchase approximately one million shares during the 2009 fiscal year, but is authorized to purchase up to three million shares during that period.

•	Capital expenditures of approximately $100 million for the full 2009 fiscal year, with approximately $73 million allocated to the restaurant segment and approximately $27 million allocated to food products.
Company to host conference call
The Company will hold its second-quarter conference call at 10 a.m. (ET) on Wednesday, Nov. 12, 2008. The dial-in number is (800) 683-1565, access code 71144300. To access the simultaneous webcast, go to www.bobevans.com/ir. A fact sheet will be available on the company’s Web site in conjunction with the earnings release. The conference call replay will be available for 48 hours, beginning two hours after the call on Nov. 12, at (800) 642-1687, access code: 71144300. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (October 24, 2008), Bob Evans owned and operated 570 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 139 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:	Donald J. Radkoski:	(614) 492-4901
	David D. Poplar:	(614) 492-4954

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	Oct. 24, 2008	Oct. 26, 2007	Oct. 24, 2008	Oct. 26, 2007
Net Sales
Restaurant Segment	$357,230	$356,168	$725,373	$716,357
Food Products Segment	78,225	70,087	150,369	134,522

Total	$435,455	$426,255	$875,742	$850,879

Operating Income
Restaurant Segment	$19,370	$19,829	$36,930	$37,939
Food Products Segment	912	6,135	6,872	9,550

Total	$20,282	$25,964	$43,802	$47,489

Net Interest Expense	$3,434	$2,661	$6,319	$4,878

Income Before Income Taxes	$16,848	$23,303	$37,483	$42,611

Provisions for Income Taxes	$5,509	$7,819	$12,335	$13,804

Net Income	$11,339	$15,484	$25,148	$28,807

Earnings Per Share
Basic	$0.37	$0.45	$0.82	$0.83
Diluted	$0.37	$0.45	$0.81	$0.83

Average Shares Outstanding
Basic	30,822	34,091	30,775	34,500
Diluted	30,930	34,352	30,921	34,839